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                                                                     Exhibit 3.1

                             AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                      of
                            IMPERIAL SUGAR COMPANY

                                   SECTION 1

          Imperial Sugar Company, a Texas corporation, pursuant to the provisions of Articles 4.07 and 4.14 of the Texas Business Corporation Act (the "TBCA"), hereby adopts these Amended and Restated Articles of Incorporation of the corporation (the "Amended and Restated Articles of Incorporation"), which accurately copies the Articles of Incorporation of the corporation and all amendments thereto that are in effect to date (the "Original Articles") and as further amended by these Amended and Restated Articles of Incorporation as hereinafter set forth and which contain no other change in any provision thereof.

                                   SECTION 2

          Articles III, IV, VI, VII and IX of the Original Articles are hereby amended and restated and Article X of the Original Articles is hereby deleted by these Amended and Restated Articles of Incorporation.

                                   SECTION 3

          Each of the foregoing amendments to the Original Articles was made in conformity with the provisions of the TBCA. These Amended and Restated Articles of Incorporation as set forth on Exhibit A hereto were approved by the United
                                 ---------
States Bankruptcy Court for the District of Delaware on August 7, 2001 pursuant to In re Imperial Distributing, Inc., et al., Case Nos. 01-00140 through 01-00176 (SLR) (Jointly Administered). The United States Bankruptcy Court for the District of Delaware had jurisdiction of the case under federal statute.

                                   SECTION 4

          The Original Articles are hereby superseded by the Amended and Restated Articles of Incorporation attached hereto as Exhibit A which accurately
                                                      ---------
copy the entire text thereof and incorporate the amendments referred to above.

          IN WITNESS WHEREOF, these Amended and Restated Articles of Incorporation have been executed as of August 28, 2001.

                                        IMPERIAL SUGAR COMPANY


                                        By: /s/ James C. Kempner
                                            ----------------------------
                                             James C. Kempner, President
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                                                                       Exhibit A
                                                                       ---------

                             AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                      of
                            IMPERIAL SUGAR COMPANY


                                   ARTICLE I

          The name of this corporation is Imperial Sugar Company.

                                  ARTICLE II

          The period of the corporation's duration is perpetual.

                                  ARTICLE III

          The purpose or purposes for which the corporation is organized is the transaction of all lawful business for which corporations may be organized under the Texas Business Corporation Act as existing and may be amended from time to time.

                                  ARTICLE IV

          The aggregate number of shares which the corporation shall have the authority to issue is 55,000,000 shares, consisting of 50,000,000 shares of Common Stock, without par value and 5,000,000 shares of Preferred Stock, without par value. The corporation does not have the power to issue any nonvoting stock.

          The descriptions are of the different classes of capital stock of the corporation and the preferences, designations, relative rights, privileges and powers, and the restrictions, limitations and qualifications thereof, of said classes of stock are as follows:

                         Division A - Preferred Stock

          The shares of Preferred Stock may be divided into and issued in one or more series, the relative rights and preferences of which series may vary in any and all respects, except that all such shares shall carry the right to vote.
The board of directors of the corporation is hereby vested with the authority to establish series of Preferred Stock by fixing and determining all the relative rights and preferences of the shares of any series so established, to the extent not provided for in these articles of incorporation or any amendment hereto, and with the authority to increase or decrease the number of shares within each such series; provided, however, that the board of directors may not decrease the number of shares within a series below the number of shares within such series that is then issued. The authority of the board of directors with respect to each such series shall include, but not be limited to, determination of the following:

          (1)  the distinctive designation and number of shares of that series;
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          (2)  the rate of dividend (or the method of calculating thereof)
     payable with respect to shares of that series, the dates, terms and other conditions upon which such dividends shall be payable, and the relative rights of priority of such dividends to dividends payable on any other class or series of capital stock of the corporation;

          (3) the nature of the dividend payable with respect to shares of that series as cumulative, noncumulative or partially cumulative, and, if cumulative or partially cumulative, from which date or dates and under what circumstances;

          (4) whether shares of that series shall be subject to redemption, and, if made subject to redemption, the times, prices, rates, adjustments and other terms and conditions of such redemption (including the manner of selecting shares of that series for redemption if fewer than all shares of such series are to be redeemed);

          (5) the rights of the holders of shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation (which rights may be different if such action is voluntary than if it is involuntary), including the relative rights of priority in such event as to the rights of the holders of any other class or series of capital stock of the corporation;

          (6) the terms, amounts, and other conditions of any sinking or similar purchase or other fund provided for the purchase or redemption of shares of that series;

          (7) whether shares of that series shall be convertible into or exchangeable for shares of capital stock or other securities of the corporation or of any other corporation or entity, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

          (8) the extent, if any, to which the holders or shares of that series shall be entitled (in addition to any voting rights provided by law) to vote as a class or otherwise with respect to the election of directors or otherwise;

          (9) the restrictions and conditions, if any, upon the issue or reissue of any additional Preferred Stock ranking on a parity with or prior to shares of that series as to dividends or upon liquidation, dissolution or winding up;

          (10) any other repurchase obligations of the corporation, subject to any limitations of applicable law; and

          (11) any other designations, preferences, limitations or relative rights of shares of that series.

     Any of the designations, preferences, limitations or relative rights (including the voting rights) of any series of Preferred Stock may be dependent on facts ascertainable outside these articles of incorporation.
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                           Division B - Common Stock

          1. Dividends. Dividends may be paid on the Common Stock out of any assets of the corporation available for such dividends subject to the rights of all outstanding shares of capital stock ranking senior to the Common Stock in respect of dividends.

          2. Distribution of Assets. In the event of any liquidation, dissolution or winding up of the corporation, after there shall have been paid to or set aside for the holders of capital stock ranking senior to the Common Stock in respect of rights upon liquidation, dissolution or winding up the full preferential amounts to which they are respectively entitled, the holders of the Common Stock shall be entitled to receive, pro rata, all of the remaining assets of the corporation available for distribution to its shareholders.

          3. Voting Rights. The holders of Common Stock shall be entitled to one vote per share for the election of directors and for all other purposes upon which such holders are entitled to vote.

                             Division C - General

          1. No Preemptive Rights. No shareholder of the corporation shall by reason of his holding shares of any class have any preemptive or preferential right to acquire or subscribe for any additional, unissued or treasury shares of any class of the corporation now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying any right, option or warrant to subscribe to or acquire shares of any class now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividends or voting or other rights of such shareholder, and the board of directors may issue or authorize the issuance of shares of any class, or any notes, debentures, bonds or other securities convertible into or carrying rights, options or warrants to subscribe to or acquire shares of any class, without offering any such shares of any class, either in whole or in part, to the existing shareholders of any class.

          2. Share Dividends. Subject to any restrictions in favor of any series of Preferred Stock, the corporation may pay a share dividend in shares of any class or series of capital stock of the corporation to the holders of shares of any class or series of capital stock of the corporation.

                                   ARTICLE V

          The corporation will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand Dollars ($1,000), consisting of money, labor done or property actually received.
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                                  ARTICLE VI

          The street address of the corporation's current registered office is One Imperial Square, Suite 200, Sugar Land, Texas 77487, and the name of its registered agent at such address is Roy L. Cordes.

                                  ARTICLE VII

          The number of directors of the corporation shall be such number not less than seven nor more than fourteen as shall be fixed by, or in the manner provided in, the by-laws of the corporation. From and after the annual meeting of shareholders in 2002, the directors of the corporation shall be divided into three classes, designated Class I, Class II, and Class III, each class to be as nearly equal as possible. The initial terms of office of the directors of Class I shall expire at the annual meeting of shareholders in 2003, of Class II shall expire at the annual meeting of shareholders in 2004, and of Class III shall expire at the annual meeting of shareholders in 2005. At each annual meeting, the number of directors equal to the number constituting the class whose term expires at the time of such meeting shall be elected to hold office until the third succeeding annual meeting. No director may be removed by the shareholders except for cause.

          Directors of the corporation shall be elected by majority vote. Cumulative voting is prohibited.

          The act of shareholders to approve an amendment to this Article VII shall be the affirmative vote of a majority of the shares entitled to vote on the matter, rather than the vote otherwise required by the Texas Business Corporation Act.

                                 ARTICLE VIII

          Notwithstanding any other provision of these articles of incorporation, the Texas Business Corporation Act or the by-laws of the corporation, the corporation shall not have the power to purchase or otherwise acquire for value, in any single transaction or series of related transactions occurring within a period of twelve months, shares of its capital stock representing in excess of 8% of any class unless one of the following conditions has been satisfied:

          (i) The purchase or acquisition has been approved by the holders of a majority of the shares of such class that will remain outstanding;

          (ii) The purchase or acquisition is in accordance with an offer made to the holders of all outstanding shares of such class; or

          (iii) Solely in the case of stock ranking prior to the Common Stock of the corporation in respect of dividends or the distribution of assets upon liquidation, such purchase or acquisition is in accordance with mandatory redemption provisions expressly applicable to such stock.
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                                  ARTICLE IX

          A director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except that this article does not eliminate or limit the liability of a director for:

          (1) a breach of a director's duty of loyalty to the corporation or its shareholders;

          (2) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law;

          (3) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office;

          (4) an act or omission for which the liability of a director is expressly provided for by statute; or

          (5) an act related to an unlawful stock repurchase or payment of a dividend.

Any repeal or modification of this Article IX shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.